Exhibit 99.3

Press Release

TNS, Inc. to Acquire Communication Services Group from VeriSign, Inc. for $230 Million in Cash

RESTON, Va. — March 2, 2009 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, has entered into a definitive agreement with VeriSign, Inc. (Nasdaq: VRSN) to acquire its Communication Services Group (“CSG”) for $230 million in cash.  The transaction is expected to be accretive to TNS’ 2009 earnings upon close.  The boards of directors of both companies have approved the acquisition which is expected to close within the next 60 days, subject to customary regulatory approvals and the successful completion of financing.

CSG operates one of the largest un-affiliated SS7 (Signaling System No. 7) networks in the United States, is a leading provider of intelligent database services, such as caller ID, to the telecommunications industry, and provides roaming and clearing services to the wireless telecommunications industry.  TNS intends to integrate the acquired business into the Telecommunication Services Division (TSD).  With this acquisition, TNS will more effectively scale its existing SS7 network and database offerings, add a group of blue chip customers, deepen the TSD management team and significantly augment product development within TSD.

Henry H. Graham, Jr., CEO, commented, “This transaction is a significant, deliberate step that provides scale and creates strategic, financial, and operational benefits for TNS.  As a result of this combination, TSD will provide a more robust set of network and database offerings to its customer base and become a participant in the wireless roaming and clearing market.  In addition, the CSG development group has a proven ability to bring new products to market, and will put TSD at the forefront of developing the next generation of products and services to the telecommunications industry.  In all, this combination offers us a great strategic and financial fit, a best-of-breed product line and a strengthened competitive position, reinforcing TNS as the gold standard of value-added connectivity in all of our divisions.”

The acquisition is planned to be financed through a combination of new financing of up to $250 million and cash on hand.  TNS will also be required to amend its 2007 Credit Facility to allow for the acquisition and new financing.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “This strategic acquisition combines assets that share similar recurring revenue and strong cash flow characteristics.  It represents an efficient use of capital with conservative use of leverage.  We are confident in the proposed financing structure.”

SunTrust Robinson Humphrey is serving as financial advisor to TNS with respect to the transaction and sole bookrunner and lead agent with respect to the financing.  TNS is receiving legal advice from Kirkland & Ellis LLP.

Fourth Quarter 2008 Results and Conference Call

In a separate release, TNS also reported fourth quarter 2008 results today.  TNS will discuss this transaction on its normally scheduled fourth quarter 2008 results conference call today, March 2, 2009, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-614-3523, passcode # 82279347. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available today at 8:00 p.m. Eastern Time through March 9, 2009, and can be accessed by dialing 617-801-6888, passcode # 48506721.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  .  Forward-looking statements include, but are not limited to, statements about the benefits of the proposed acquisition, including the accretive impact upon earnings, the benefits to TSD operations, and plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the possibility that the expected synergies from the acquisition will not be realized or will not be realized within the expected time period, due to among other things, the risks that the businesses will not be integrated successfully, disruption from the acquisition, and the possibility that the acquisition does not close, including, but not limited to, due to failure to complete the proposed financing in the currently challenging market conditions or the failure of other closing conditions.  Additional risk factors that could cause results to differ materially from those described in the forward-looking statements are described in the company’s annual report on Form 10-K filed with the SEC on March 17, 2008.  In addition, the statements in this press release are made as of March 2, 2009.  The company expects that subsequent events or developments may cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to March 2, 2009.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Investors: Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	Media: Jules Abraham
212-838-3777

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